LETTER AGREEMENT

Russell Financial Services, Inc.

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Amended and Restated Distribution Agreement

Pursuant to Introductory Section 1 of the Amended and Restated Distribution Agreement between Russell Investment Company (“RIC”) and Russell Financial Services, Inc. (“RFS”), dated April 21, 2009 (the “Agreement”), RIC advises you that it is creating Class T Shares for the Select U.S. Equity Fund and Select International Equity Fund (the “New Class”). RIC desires RFS to serve as Distributor with respect to the Shares of the New Class pursuant to the terms and conditions of the Agreement. The fees to be charged the New Class in return for the Distributor’s services are the same as in the Agreement.

Please indicate your acceptance to act as Distributor with respect to the New Class by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this              day of                     , 2014.

RUSSELL FINANCIAL SERVICES, INC.

By:
Sandra Cavanaugh
President